UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 8, 2017

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On February 8, 2017, Galena Biopharma, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity Inc. (the “Underwriter”), relating to the public offering (the “Offering”) by us of 17,000,000 shares (the “Shares”) of our common stock (the “Common Stock”), par value $0.0001 per share, and warrants to purchase up to 17,000,000 shares of our Common Stock (the “Warrant Shares”) with an exercise price of $1.10 per share (the “Warrants”). Each unit consists of one full share of Common Stock and a Warrant and is priced at $1.00 per unit. The Warrants have a term of five years from the date of issuance. The Warrants will be issued pursuant to a warrant agreement to be entered into by and among us, Computershare Inc. and Computershare Trust Company, N.A dated as of February 13, 2017 (the “Warrant Agreement”). The closing of the Offering is expected to take place on or about February 13, 2017, subject to certain customary closing conditions.

The Shares, the Warrants, and the Warrant Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No.333-208330), which was initially filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2015 and declared effective by the SEC on December 22, 2015. A prospectus supplement relating to the Offering was filed with the SEC on February 8, 2017. The Company intends to use the net proceeds from this Offering in our evaluation of strategic alternatives, to fund certain of our clinical trials of our product candidates, to fund any settlement and defense costs related to government investigations, to augment our working capital and for general corporate purposes.

Under the Underwriting Agreement, in consideration for services rendered as the Underwriter in the Offering, the Company will pay to the Underwriter a cash fee equal to approximately $1,020,000, or 6% of the gross proceeds of the Offering. The Company also agreed to reimburse the Underwriter for its reasonable out-of-pocket costs and expenses incurred in connection with its engagement, including fees and expenses of the Underwriter’s counsel up to an aggregate amount of $100,000. The net proceeds to us are expected to be approximately $15.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The Underwriting Agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The foregoing descriptions of the Underwriting Agreement and the Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to the copy of each of the Underwriting Agreement and the form of Warrant Agreement, which are attached hereto as Exhibits 1.1 and 4.1 respectively and which are incorporated herein by reference.

The representations, warranties and covenants contained in the Underwriting Agreement and the Warrant Agreement were made solely for the benefit of the parties to the Underwriting Agreement and the Warrant Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement and the form of Warrant Agreement are incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement and the Warrant Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

A copy of the opinion of Paul Hastings LLP relating to the legality of the issuance and sale of the Shares, the Warrants and the Warrant Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Adjustment to Certain Outstanding Warrants
Upon consummation of the Offering, it is anticipated that the exercise price of the Company’s outstanding December 2012 warrants to purchase a total of 151,565 shares of common stock as of September 30, 2016 will be adjusted downward from $31.60 to $10.32 per share. In addition, the exercise price of the Company’s outstanding April 2011 warrants to purchase a total of 12,900 shares of common stock as of September 30, 2016 will be adjusted downward from $13.00 to $1.00 per share.

Item 8.01	Other Events

Reference is made to the description of the Offering in Item 1.01. We, and our officers and directors, agreed in the Underwriting Agreement, subject to certain exceptions, not to offer and sell any Shares or Warrant Shares for a period of 90 days following the Offering, without the written consent of Canaccord Genuity Inc.

On February 7, 2017 and February 8, 2017, respectively, we issued press releases announcing the offering and the pricing of the offering. Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

1.1	Underwriting Agreement, dated as of February 8, 2017, by and between Galena Biopharma, Inc. and Canaccord Genuity Inc.

4.1	Form of Warrant Agreement, including the Form of Warrant, to be issued by Galena Biopharma, Inc. to the Investors on February 13, 2017.

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).

99.1	Press release of Galena Biopharma, Inc. issued on February 7, 2017.

99.2	Press release of Galena Biopharma, Inc. issued on February 8, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	February 10, 2017	By:	/s/ Thomas J. Knapp
Thomas J. Knapp Interim General Counsel and Corporate Secretary